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                                                                    EXHIBIT 23.4


                CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.



As independent oil and gas consultants, Williamson Petroleum Consultants, Inc., hereby consents (a) to the inclusion of our letters dated September 2, 1998 and entitled (1) "Review of Estimates Prepared by Hallwood Petroleum, Inc. of Oil and gas Reserves and Associated Future Net Revenues of the Major-Value Properties to the Consolidated Interests of Hallwood Consolidated Resources Corporation, Effective July 1, 1998, for Disclosure to the Securities and Exchange Commission Williamson Project 8.8616"; (2) "Review of Estimated Prepared by Hallwood Petroleum, Inc. of Oil and Gas Reserves and Associated Future Net Revenues of Certain Major-Value Properties to the Consolidated Interests of HEPGP, Ltd., Effective July 1, 1998, for Disclosure to the Securities and Exchange Commission Williamson Project 8.8616"; (3) "Review of Estimates Prepared by Hallwood Petroleum Inc. of Oil and Gas Reserves and Associated Future Net Revenues of the Major-Value Properties to the Consolidated Interests of Hallwood Energy Partners, L.P., Effective July 1, 1998, for Disclosure to the Securities and Exchange Commission, Williamson Project 8.8616," and (b) to the references to our firm in this Registration Statement on Form S-4 of Hallwood Energy Corporation to be filed with the Securities and Exchange Commission on or about April 29, 1999.



                                    /s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.
                                    -------------------------------------------
                                    Williamson Petroleum Consultants, Inc.



Houston, Texas
April 29, 1999